Eventide Asset Management, LLC One International Place, Suite #4210 Boston, MA 02110

Dear Valued Shareholder,

Thank you for being an investor in the Eventide Large Cap Focus Fund (the “Fund”). The October 15, 2024 special meeting of shareholders of the Fund was adjourned to October 31, 2024 at 11:00 a.m. Eastern Time in order to provide shareholders who have not yet cast their proxy vote with more time to do so. Our records indicate that we have not yet received your voting instructions. Please help us to proceed with the important business of the Fund by casting your vote today so that your shares may be represented at the meeting.

Shareholders are being asked to approve a proposal to remove the Fund’s industry concentration policy that requires Fund to invest over 25% of its assets in companies in the software and semiconductor industries. For the reasons summarized in the Proxy Statement, the Board of Trustees of the Fund believe that the proposed removal of the policy is in the best interests of the shareholders and recommends a vote “FOR”.

Please help us by casting your proxy vote today.

A copy of the proxy statement is available at https://vote.proxyonline.com/eventide/docs/proxy.pdf. If you have any questions about how to vote your proxy or about the meeting in general, please call toll-free 1-800-370-1164. Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

We very much appreciate your attention to this matter.

Sincerely,

Jennifer Bailey

Secretary

Mutual Fund Series Trust

How do I vote? There are four convenient methods for casting your important proxy vote:

1.              Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 1-800-370-1164. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

2.              Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3.              Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

4.              Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.